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                                                                      EXHIBIT 11



             FRESENIUS MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES
  WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATION
                        (DOLLARS AND SHARES IN THOUSANDS)



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
                                                       THREE MONTHS ENDED      NINE MONTHS ENDED
                                                          SEPTEMBER 30,          SEPTEMBER 30,
                                                       ------------------      -----------------
                                                        1998        1997        1998       1997
                                                       ------       -----      -------    ------
The weighted average number of shares of
   Common Stock were as follows.....................   90,000      90,000       90,000    90,000
                                                       ======      ======      =======    ======


Income used in the computation of earnings per share were as follows:




                                                       THREE MONTHS ENDED      NINE MONTHS ENDED
                                                          SEPTEMBER 30,          SEPTEMBER 30,
                                                       ------------------      ------------------
                                                         1998        1997        1998        1997
                                                       -------     ------      -------    -------

Net Earnings - Continuing Operations ................  $14,165     $9,807      $36,715    $27,587
Dividends paid on preferred stocks ..................     (130)      (130)        (390)      (390)
                                                       -------     ------      -------    -------
Income used in per share computation
    of earnings .....................................  $14,035     $9,677      $36,325    $27,197
                                                       =======     ======      =======    =======

Basic and fully dilutive earnings per
   share - Continuing Operations ....................  $  0.16     $ 0.11      $  0.41    $  0.30
                                                       =======     ======      =======    =======

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